SPECTRUM BRANDS RECEIVES COURT APPROVAL OF ITS PLAN OF REORGANIZATION

ATLANTA, GA, June 25, 2009 – Spectrum Brands today announced that the Honorable Judge King of the U.S. Bankruptcy Court for the Western District of Texas, San Antonio Division, has approved the company’s Plan of Reorganization and will enter a confirmation order upon submission.  Following entry of the confirmation order, the plan will become effective—and the company will exit bankruptcy protection—as soon as all closing conditions to the Plan, including the closing of the company’s exit financing, have been met.  Spectrum Brands expects to emerge from Chapter 11 in August.

Kent Hussey, Chief Executive Officer of Spectrum Brands, said: “We are pleased that our Plan of Reorganization has been approved by the Court, a key milestone in our financial restructuring process, and one that sets the stage for our exit from bankruptcy in August.  When we emerge, we will have reduced our subordinated debt by $840 million and eliminated approximately $60 million of annual cash interest expenses for at least each of the next two years.  We will emerge with a stronger balance sheet that will better position us to maintain and strengthen our current platform and to pursue opportunities to grow our company.”

On February 3, 2009, Spectrum Brands and its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 in the U.S. Bankruptcy Court for the Western District of Texas, San Antonio Division. The main case number is 09-50455. The Company’s non-U.S. operations, which are legally separate, are not included in the Chapter 11 proceedings.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release.  Actual results may differ materially as a result of (1) risks that the bankruptcy cases disrupt current plans and operations; (2) risks that the Company's businesses could suffer from the loss of key customers, suppliers or personnel during the pendency of the bankruptcy cases, (3) risks that the Company will be able to maintain sufficient liquidity for the pendency of the bankruptcy cases, (4) risks that the Company will be unable to successfully close the exit financing, (5) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (6) changes in consumer demand for the various types of products Spectrum Brands offers, (7) unfavorable developments in the global credit markets, (8) the impact of overall economic conditions on consumer spending, (9) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (10) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (11) the Company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (12) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.  Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release.  Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of consumer Batteries, specialty pet supplies, shaving and grooming products, household and lawn insect and pest control products, personal care products and portable lighting. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world.

Contacts:

Investor Contact:
Carey Phelps
DVP Investor Relations & Corporate Communications, Spectrum Brands
(866) 338-2415

Media Contact:
Kekst and Company for Spectrum Brands
Michael Freitag or Victoria Weld
 (212) 521-4800